UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2008

ROSE EXPLORATIONS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-140299

(Commission File Number)

Not Applicable

(IRS Employer Identification No.)

33158 Myrtle Avenue, Mission, British Columbia, Canada V2V 5W1

(Address of principal executive offices and Zip Code)

(604) 783-5176

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2008, Greg Cowan resigned as president, chief executive officer, chief financial officer, secretary, treasurer and director of our company. There were no disagreements among Mr. Cowan, our company or our company’s board of directors on any matter relating to our company’s operations, policies or practices and there were no disagreements on any matter relating to the resignation of Mr. Cowan as president, chief executive officer, chief financial officer, secretary, treasurer and director of our company.

On February 13, 2008, Rex S. Pegg resigned as director of our company. There were no disagreements among Mr. Pegg, our company or our company’s board of directors on any matter relating to our company’s operations, policies or practices and there were no disagreements on any matter relating to the resignation of Mr. Pegg as director of our company.

On February 6, 2008, we appointed Jim MacKenzie as president, chief executive officer and director of our company.

Mr. MacKenzie has served in leadership positions at numerous corporations, most recently at a private based news network of which he was appointed President in August 2006. Under Mr. MacKenzie’s direction, the news network, emphasing alternative and "hard money" or precious metals news, has grown considerably. In the spring of 2007, Mr. MacKenzie was appointed chairman and chief financial officer of Nordic Nickel Ltd., which is now known as Constitution Mining Corp. Mr. MacKenzie resigned from the board of directors of Constitution Mining Corp. in January 2008.

Mr. MacKenzie is a seasoned executive with over 30 years in the broadcasting and marketing industry. In 1974, Mr. MacKenzie began his career with CFMC FM Radio. Over the years Mr. MacKenzie helped lead it to be chosen as one of the five top FM radio stations in Canada by Billboard Magazine. In February of 1990, Mr. MacKenzie joined BCTV, one of Canada's largest television stations. While at BCTV, Mr. MacKenzie established new accounts and serviced existing corporate accounts. Mr. Mackenzie developed an exceptional rapport with key executives in major companies such as: General Motors, McDonalds, Sony, and Colombia Tri Star, to name a few. With these companies, Mr. MacKenzie conducted market research, developed competitive market strategies, introduced new products and services, and negotiated terms of contracts for financing. During his time at BCTV, he received recognition and commendations due to outstanding performance for sales in the Canadian television market. From May of 1998 until March 2006, Mr. MacKenzie served as president of Ignite Communications, a full service advertising and e-direct agency. Ignite's client roster included the Heart and Stroke Foundation, Four Seasons Hotels, Joico Hair Products, AOL and SuperPages (Verizon), to name a few.

On February 6, 2008, we appointed Derick Sinclair as chief financial officer, secretary and treasurer of our company.

Mr. Sinclair joined BC Rail, Canada’s third largest railway, as a treasury analyst in 1985. Mr. Sinclair progressed through BC Rail’s finance department and in 1992 was BC Rail’s manager of general accounting. In 1992, Mr. Sinclair moved into BC Rail’s marketing division to manage their railcar fleet. During Mr. Sinclair’s time in the marketing division, he established a fleet enhancement strategy requiring the expenditure of $132 million and introduced automation to drive down fleet operating costs. In 1996, Mr. Sinclair accepted a position as vice president of finance with BC Rail’s telecommunications subsidiary, Westel. In 1998, BC Rail decided to sell Westel and Mr. Sinclair worked with a sub-committee of BC Rail’s board of directors to find a suitable buyer. In June 1998, RSL Communications purchased Westel and appointed Mr. Sinclair as chief financial officer of their Canadian operations. RSL Communications was then sold to SaskTel in 2001 and Mr. Sinclair remained with their Canadian operations. From 2003 to 2006, Mr Sinclair was employed with Image Innovations. In 2006, Mr. Sinclair opened his own financial consulting services company. Mr. Sinclair has served as president, secretary, chief financial officer, treasurer and chairman of the board of directors of various publicly-traded companies.

Mr. Sinclair has a Bachelor of Commerce from the University of Windsor and was admitted to the Institute of Chartered Accountants of British Columbia in 1985.

Our board of directors now consist of Jim MacKenzie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE EXPLORATIONS INC.

/s/ Jim MacKenzie_____________________________

Jim MacKenzie

President, Chief Executive Officer

and Director

Date: February 25, 2008

CW1666847.1